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Exhibit 21.01

GoRemote Internet Communications, Inc.
Subsidiaries of Registrant

NAME	PLACE OF INCORPORATION OR ORGANIZATION
Axcelerant, Inc.	Delaware, USA
GoRemote Europe Ltd.	United Kingdom
GoRemote International Corporation	Delaware, USA
GoRemote International (HK) Limited	Hong Kong
GoRemote Singapore Pte Ltd	Singapore
GoRemote Software India Private Limited	India
GRIC Communications (M) Sdn Bhd	Malaysia
Worldwide Axcelerant Group	California, USA

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  Exhibit 21.01
GoRemote Internet Communications, Inc. Subsidiaries of Registrant